EXHIBIT 10.11

$100,000,000
CREDIT AGREEMENT
among
SUPERIOR OFFSHORE INTERNATIONAL, INC.,
as Borrower,
FORTIS CAPITAL CORP.,
as Collateral Agent,
The Several Lenders from Time to Time Parties Hereto,
and
FORTIS CAPITAL CORP.,
as Administrative Agent, Lead Arranger and Sole Bookrunner
Dated as of June 19, 2007

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-ii-

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SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Vessels
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Vessel Mortgage Filing Jurisdictions
3.22	Vessels
3.24	Vessel Classification
3.25	Scheduled Collateral
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Vessel Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Bracewell & Giuliani LLP
F-2	Form of Legal Opinion of R. Joshua Koch
G	Form of Exemption Certificate
H	Form of Intercreditor Agreement
I	Form of Commitment and Acceptance
J	Form of Notice of Borrowing/Conversion/Continuation

-iv-

          CREDIT AGREEMENT (this “Agreement”), dated as of June 19, 2007, among SUPERIOR OFFSHORE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and FORTIS CAPITAL CORP., as administrative agent (the “Administrative Agent”), and FORTIS CAPITAL CORP., as collateral agent (the “Collateral Agent”).
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABL Revolving Credit Agreement”: the Credit Agreement, dated as of February 27, 2007, as amended by First Amendment dated as of June 19, 2007, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
          “ABL Revolving Credit Documentation”: collectively, the ABL Revolving Credit Agreement and the other “Loan Documents” (as defined in the ABL Revolving Credit Agreement).
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Administrative Agent”: Fortis Capital Corp., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) such Lender’s Unutilized Commitments at such time and (b) the aggregate unpaid principal amount of such Lender’s Term Loans at such time.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the fraction (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: as defined in the preamble hereto.
          “Applicable Margin”: (a) 1.0% per annum for ABR Loans and (b) 3.25% per annum for Eurodollar Loans.
          “Appraised FMV”: the sum of (i) fair market value “FMV Appraisal” of the Mortgaged Vessels as calculated by a recognized appraisal firm reasonably acceptable to the Administrative Agent plus (ii) the agreed to value of the Scheduled Collateral as set forth in Schedule 3.26.
          “Approved Jurisdiction”: means the United States of America, Vanuatu, or any other jurisdiction approved in writing by the Administrative Agent where a Vessel subject to this Agreement can be registered.
          “Approved Fund”: as defined in Section 9.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c) (d) or (e) of Section 6.4) that yields Net Cash Proceeds to any Group Member (other than any Foreign Subsidiary) in excess of $500,000.
          “Assignee”: as defined in Section 9.6(b).
          “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.
          “Benefitted Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business”: as defined in Section 3.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs, improvements and maintenance and mandatory dry docking during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Charter Obligations”: all obligations (other than obligations backed by a cash-secured letter of credit) of the Borrower and its Domestic Subsidiaries with respect to potential liquidated damages, fees or other liabilities incurred in connection with the termination or breach of charters or similar contractual arrangements entered into with respect to the charter or lease of vessels, in each case calculated on a probable loss basis in accordance with GAAP.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 20, 2007.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document including without limitation the Mortgaged Vessels and the Scheduled Collateral.
          “Collateral Agent”: Fortis Capital Corp. or any other financial institution then acting as Collateral Agent under the Loan Documents.
          “Collateral Assignment of Guarantee”: the Collateral Assignment of Guarantee, dated as of June 19, 2007, executed by the Borrower, in favor of the Collateral Agent, as agent for the Lenders.
          “Collateral Assignment of Shipbuilding Contract”: the Collateral Assignment of Shipbuilding Contract, dated as of June 19, 2007, executed by the Borrower, in favor of Collateral Agent, as agent for the Lenders.
          “Collateral Assignments”: the Collateral Assignment of Shipbuilding Contract and the Collateral Assignment of Guarantee.
          “Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Commitments is $60,000,000. Such Commitments may be increased up to $100,000,000 as provided in Section 2.2 hereof.
          “Commitment and Acceptance”: (as defined in Section 2.2).
          “Commitment Fee”: 0.75%.
          “Commitment Increase Notice”: (as defined in Section 2.2).
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Domestic Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Domestic Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and its Domestic Subsidiaries.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Domestic Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Domestic Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Domestic Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Domestic Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Domestic Subsidiaries, (b) the income (or deficit) of any Person (other than a Domestic Subsidiary of the Borrower) in which the Borrower or any of its Domestic Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Domestic Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Domestic Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Domestic Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Domestic Subsidiary.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Domestic Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Continuing Directors”: the directors of the Borrower, on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including vessel charters, vessel management agreements and vessel service contracts.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Effective Commitment Amount”: (as defined in Section 2.2).
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar ABR”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen Libor 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen Libor 01 Page (or otherwise on such screen), the “Eurodollar ABR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar ABR 1.00 − Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal quarter of the Borrower, the difference, if positive, of (a) the sum, without duplication, of (i) Consolidated Net Income for such quarter, (ii)

the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal quarter, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Domestic Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually (y) paid by the Borrower and its Domestic Subsidiaries in cash during such fiscal year on account of Capital Expenditures or Investments pursuant to Section 6.7 or Section 6.8 and (z) deposited by the Borrower into a capital construction fund for the purpose of making Capital Expenditures, in an aggregate amount not to exceed $10,000,000 for such fiscal year (excluding the principal amount of Indebtedness incurred in connection with such expenditures or Investments and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or with funds from such capital construction fund, to the extent previously deducted above), (iii) all optional prepayments of the Term Loans or other term Indebtedness not prohibited hereunder during such fiscal quarter, (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Borrower and its Domestic Subsidiaries made during such fiscal quarter (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal quarter and (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Domestic Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income; provided, however upon the occurrence of an Event of Default Excess Cash Flow shall, for each month during which such Event of Default is continuing, be calculated on a monthly basis using the same criteria provided above.
          “Excess Cash Flow Application Date”: as defined in Section 2.7(c).
          “Excess Cash Flow Percentage”: 35.0%.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Agents from three federal funds brokers of recognized standing selected by it.
          “FMV Appraisal”: as defined in the definition of Appraised FMV.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the ABL Revolving Credit Agreement.
          “Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (except to the extent secured by cash collateral), surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Charter Obligations of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of Section 7(e) only, the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.

          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes.
          “Intercreditor Agreement”: the Intercreditor Agreement, substantially in the form of Exhibit H, among the Borrower, the Collateral Agent and the administrative agent under the ABL Revolving Credit Agreement.
          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion (as set forth in Exhibit J), as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans;
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Interest Rate Hedge Agreement”: as defined in Section 5.12.

          “Investments”: as defined in Section 6.8.
          “Lenders”: as defined in the preamble hereto.
          “Lender Increase Notice”: (as defined in Section 2.2).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Account”: as set forth in Section 2.19.
          “Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Mandate Letter”: Letter Agreement dated May 16, 2007 from Fortis Capital Corp. to the Borrower and accepted by the Borrower on May 18, 2007 as to fees and expenses of the transaction contemplated by this Agreement.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Maturity Date”: December 31, 2013.
          “Minimum Value Ratio”: as set forth in Section 6.1(c).
          “Mortgaged Vessels”: the vessels listed on Schedule 1.1B, as to which the Collateral Agent for its benefit and the benefit of the Administrative Agent and the Lenders shall be granted a Lien pursuant to the Vessel Mortgages.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any sale of Subtech, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien on any asset that is the subject of such Asset Sale, Recovery Event or sale (other than any Lien pursuant to a Security Document) or otherwise subject to mandatory prepayment as a result of such event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 2.14(a).
          “Non-U.S. Lender”: as defined in Section 2.14(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Notice of Borrowing”: as defined in Section 2.3.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agents or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Interest Rate Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 9.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time in the Wall Street Journal as the prime rate.
          “Projections”: as defined in Section 5.2(c).
          “Properties”: as defined in Section 3.17(a).
          “Proposed New Lender”: (as defined in Section 2.2).
          “Prospectus”: the Prospectus of Superior Offshore International, Inc. (the “Parent”) dated April 19, 2007 used in connection with the offering of 10,166,667 of Capital Stock of the Parent.
          “Quarter”: Three consecutive months of any year.
          “Quarterly Calendar Period”: each calendar quarter consisting of 3 calendar months commencing on the first day of January, April, July and October of each calendar year.
          “Real Property Mortgages”: any real property mortgage or deed of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for its benefit and the benefit of the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (other than any Foreign Subsidiary) that yields Net Cash Proceeds in excess of $500,000.
          “Register”: as defined in Section 9.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member (other than any Foreign Subsidiary) in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary that is a Loan Party) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event or, provided that the Borrower or any Subsidiary has entered into a binding contract within twelve months after such Reinvestment Event to acquire assets useful in its business and/or to repair the affected asset, as applicable, the date occurring eighteen months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Term Out Date, the Unutilized Commitments then in effect plus the aggregate unpaid principal amount of the Term Loans then outstanding and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.
          “Scheduled Collateral”: items of Collateral set forth on Schedule 3.25.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Real Property Mortgages, if any, the Vessel Mortgages and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Subordinated Debt”: means any indebtedness of any Group Member consented to in writing by the Administrative Agent and subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and Lenders in their sole discretion as to right and time of payment and as to any other rights and remedies thereunder.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Foreign Subsidiary.
          “Subtech”: Subtech Offshore Ltd.

          “Superior Achiever”: DP III multipurpose vessel currently under construction at the Merwede Shipyard Nieuwbouw BV (the “Shipyard”) in The Netherlands, under a Shipbuilding Contract YN-714, dated as of September 21, 2006, as amended (the “Shipbuilding Contract”), which Shipbuilding Contract is subject to various Guarantees (the “Refund Guarantees”) issued by Commerzbank AG Kantoor Amsterdam (the “Refund Guarantor”).
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
          “Term Lenders”: each Lender that has a Commitment or that holds a Term Loan.
          “Term Loans”: as defined in Section 2.1.
          “Term Out Date”: December 31, 2008.
          “Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Unutilized Commitment”: As to any Lender, at any time means the Commitment of such Lender at such time minus the aggregate amount of Term Loans made by such Lender.
          “Value Ratio”: At any date, the ratio of (a) Appraised FMV as most recently determined in accordance with the provisions of this Agreement to (b) the aggregate principal amount of Term Loans outstanding as of such date.
          “Vessel Mortgages”: each of the first preferred ship mortgages made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for its benefit and the benefit of the Administrative Agent and the Lenders, substantially in the form of Exhibit D, together with any proceeds thereof (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date and on each Borrowing Date in an aggregate amount not to exceed the amount of the Commitment of such Lender, as such Commitment may be increased pursuant to Section 2.2. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.8.
          2.2 Increase of Aggregate Commitment. (a) At any time prior to the Term Out Date, so long as no Default or Event of Default shall then have occurred and be continuing, the Borrower may request (in consultation with the Administrative Agent) that the aggregate Commitment be increased by up to $40,000,000 provided that, without the prior written consent of all of the Lenders, (i) the aggregate Commitment shall at no time exceed $100,000,000; (ii) the Borrower shall not previously have reduced the aggregate Commitment; and (iii) the

Borrower shall not be entitled to more than one such increase. Such request shall be made in a written notice given to the Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the aggregate Commitment and the proposed effective date of such increase. In the event of such Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in the proportions that their respective Commitments bear to aggregate Commitment. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the aggregate increases of Commitments set forth in the Lender Increase Notices exceeds the amount requested by the Borrower in the Commitment Increase Notice, the Agent shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In the event that the Lender Increase Notices in the aggregate are less than the amount requested by the Borrower, not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld). If the Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of the Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Commitment (the “Effective Commitment Amount”) and the amount of the aggregate Commitment, which amount shall be effective on the following Business Day. Any increase in the aggregate Commitment shall be subject to the following conditions:
          (a) The Borrower shall have entered into a hell or high water noncancellable time charter on the Superior Achiever having (i) terms and conditions reasonably acceptable to the Administrative Agent, (ii) a minimum term of 36 months, (iii) a charter party reasonably acceptable to the Administrative Agent, (iv) minimum charter hire of $165,000 per day, and (v) minimum number of charter days per year of 300.
          (b) The Borrower shall have obtained the consent thereto of each Guarantor and any other guarantor of the Obligations and its reaffirmation of the Loan Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent,

          (c) As of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the aggregate Commitment, all representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Event of Default
          (d) The Borrower, the Administrative Agent and each Proposed New Lender or Lenders that shall have agreed to provide a “commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit I hereto,
          (e) Counsel for the Borrower and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent, and
          (f) The Borrower and Proposed New Lender(s) shall otherwise have executed and delivered such other instruments and documents as may be required under Section 2 or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Proposed New Lender(s) or Lender(s) that shall have agreed to provide a Commitment in support of such increase in the aggregate Commitment in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Borrower. Upon satisfaction of the conditions precedent to any increase in the aggregate Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the aggregate Commitment that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
          2.3 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the Closing Date and any anticipated Borrowing Date) requesting that the Term Lenders make the Term Loans on the relevant Borrowing Date and specifying the amount to be borrowed (the “Notice of Borrowing”). Each such Notice of Borrowing must be executed by either the chief financial officer or the treasurer of the Borrower as well as by any one of the following officers of the Borrower: chairman of the board, chief executive officer, president, senior vice president or corporate secretary. Each such Notice of Borrowing shall be substantially in the form of Exhibit J. The Minimum Amount of any Loan on the Closing Date and any Borrowing Date shall be $5,000,000. Any Term Loan made on the Closing Date must be an ABR Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the relevant Borrowing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative

Agent by the Term Lenders in immediately available funds. Notwithstanding any other provision of this Agreement the Borrower shall not be entitled to deliver a Notice to the Term Lenders as to any Term Loan after the Term Out Date.
          2.4 Repayment of Term Loans. The Term Loan of each Lender shall mature in consecutive quarterly installments commencing three months after the Term Out Date, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

	$60,000,000	$100,000,000
	Principal	Principal
Installment	Amount(1)	Amount(1)
March 31, 2009	$2,250,000.00	$3,750,000.00
June 30, 2009	$2,250,000.00	$3,750,000.00
September 30, 2009	$2,250,000.00	$3,750,000.00
December 31, 2009	$2,250,000.00	$3,750,000.00
March 31, 2010	$2,250,000.00	$3,750,000.00
June 30, 2010	$2,250,000.00	$3,750,000.00
September 30, 2010	$2,250,000.00	$3,750,000.00
December 31, 2010	$2,250,000.00	$3,750,000.00
March 31, 2011	$2,250,000.00	$3,750,000.00
June 30, 2011	$2,250,000.00	$3,750,000.00
September 30, 2011	$2,250,000.00	$3,750,000.00
December 31, 2011	$2,250,000.00	$3,750,000.00
March 31, 2012	$2,250,000.00	$3,750,000.00
June 30, 2012	$2,250,000.00	$3,750,000.00
September 30, 2012	$2,250,000.00	$3,750,000.00
December 31, 2012	$2,250,000.00	$3,750,000.00
March 31, 2013	$2,250,000.00	$3,750,000.00
June 30, 2013	$2,250,000.00	$3,750,000.00
September 30, 2013	$2,250,000.00	$3,750,000.00

Maturity Date	$17,250,000.00	$28,750,000.00

(1)	3.75% of the Principal Amount Outstanding
          2.5 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Mandate Letter between the Borrower and the Administrative Agent and to perform any other obligations contained therein.
          2.6 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, without premium or penalty (except as set forth in clause (b) below), in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
          (b) Each optional prepayment of the Term Loans made on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 1% of the principal amount of such prepayment.
          2.7 Mandatory Prepayments. (a) If any Capital Stock shall be issued by the Borrower other than issuance(s) with cash proceeds in an aggregate amount not to exceed $5,000,000 in any fiscal year, (i) under the Superior Offshore International, Inc. 2007 Stock Incentive Plan (as amended, modified, or replaced from time to time) or any other stock incentive plan adopted from time to time (as amended, modified, or replaced from time to time) and (ii) to directors, officers, or employees or any Indebtedness shall be incurred by any Group Member (other than any Foreign Subsidiary) (excluding any Indebtedness incurred in accordance with Section 6.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt thereof toward the prepayment of the Term Loans as set forth in Section 2.7(e).
          (b) (i) If on any date any Group Member (other than any Foreign Subsidiary) shall receive Net Cash Proceeds from any Asset Sale (other than a sale of Subtech) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.7(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.7(e).
          (ii) If on any date any Group Member shall receive Net Cash Proceeds in excess of $8,000,000 from the sale of Subtech, then such excess Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.7(e); provided, that, notwithstanding the foregoing, the aggregate Net Cash Proceeds that shall be required to be so applied pursuant to this clause (ii) shall not exceed $3,000,000.
          (c) If, for any Quarterly Calendar Period of the Borrower commencing with the first Quarterly Calendar Period occurring after the Term Out Date, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the Excess Cash Flow Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.7(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) which shall be the last day of the Quarterly Calendar Period immediately following the Quarterly Calendar Period for which Excess Cash Flow was determined. The Borrower shall deliver to the Administrative Agent, within 45 days after the end of each Quarterly Calendar Period, a written report (the “Excess Cash Flow Report”), setting forth the data and calculations used in determining the Excess Cash Flow for such Quarterly Calendar Period, certified by the chief financial officer of the Borrower.
          (d) Reserved.
          (e) Amounts to be applied in connection with prepayments made pursuant to Section 2.6 shall be applied to the prepayment of the Term Loans in accordance with Section 2.13(b). The application of any prepayment pursuant to Section 2.7 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 2.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans under Section 2.7 (a) or (b) made on or prior to the 2nd anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 1% of the principal amount of such prepayment.
          2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of

$1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.10 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans or Eurodollar Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.11 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).
          2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Term Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
     2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.15 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the

Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.17 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(a).
          2.18 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.19 Term Loan Account and Accounting. The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record all Term Loans of each Lender, comprising the Term Loan (indicating, with respect to each Term Loan, the Eurodollar Loans and the ABR Loans), all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and Lenders by the Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations. Borrower may request a copy of the Loan Account from time to time. Unless the Borrower notifies the Administrative Agent in writing of any objection to any Loan Account

(specifically describing the basis for such objection), within 60 days after receipt by Borrower of such Loan Account, such Loan Account shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans, the Borrower hereby represents and warrants to the Agents and each Lender that:
          3.1 Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2005 and December 31, 2006 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from March 31, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
          3.2 No Change. Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (b), (c) and (d), to the extent that the failure to do so or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.

          3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending or, to the knowledge of the Borrower, is threatened, by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
          3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under

ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
          3.16 Use of Proceeds. The proceeds of the Term Loans shall be used for (a) general corporate purposes including vessel refurbishment and acquisitions, (b) construction of the Superior Achiever including the purchase of certain owner furnished equipment and (c) payment of related fees and expenses.
          3.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, Prospectus or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any material misstatement of fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Prospectus or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          3.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged

Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).
          (b) Each of the Vessel Mortgages is effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable Lien on the Mortgaged Vessels described therein and proceeds thereof, and when the Vessel Mortgages are filed in the offices specified on Schedule 3.19(b), each such Vessel Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Vessels and the proceeds thereof, as security for the Secured Obligations (as defined in the relevant Vessel Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1B lists, as of the Closing Date, each vessel owned by the Borrower or any of its Subsidiaries.
          3.20 Indebtedness. Schedule 6.2(d) sets forth a true and complete list of all (i) Indebtedness for borrowed money of the Borrower and each of its Subsidiaries outstanding as of the Closing Date and (ii) agreements existing on the Closing Date pursuant to which the Borrower or any of its Subsidiaries are entitled to incur Indebtedness, in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guaranteed such debt.
          3.21 Capitalization of Borrower. On and as of the Closing Date, the authorized capital stock of the Borrower shall consist of 200,000,000 shares of common stock, 25,765,001 shares of which shall be issued and outstanding and 50,000,000 shares of preferred stock, none of which shall be issued or outstanding. All such outstanding shares of common stock are duly and validly issued and fully paid and non-assessable.
          3.22 Concerning the Vessels. The name, official number, registered owner, and jurisdiction of registration of each Mortgaged Vessel on and as of the Closing Date is set forth on Schedule 3.22 hereto. Except as set forth on Schedule 3.22 (which includes a list of vessels designated as laid-up), and except as pertains to any Mortgaged Vessel laid-up hereafter, each Mortgaged Vessel is operated in material compliance with all applicable maritime rules and regulations, including, without limitation, with respect to each Mortgaged Vessel operated in the coastwise trade of the United States of America, the Shipping Act of 1916, as amended and in effect, and the regulations promulgated thereunder. Each Mortgaged Vessel not designated as laid-up on Schedule 3.22 or laid-up hereafter is maintained and operated in material compliance with all applicable Environmental Laws.
          3.23 Citizenship. The Borrower and each Subsidiary Guarantor which owns or operates one or more Mortgaged Vessels is qualified to own and operate such Mortgaged Vessels under the laws of the Approved Jurisdiction.

          3.24 Vessel Classification. Except (a) as permitted by the laws and/or regulations of the relevant flag state or (b) with respect to a Mortgaged Vessel that has been laid-up, each Mortgaged Vessel is classified at the appropriate and customary classification and rating for vessels of the same age and type with the respective classification society set forth in Schedule 3.24, without any conditions or recommendations affecting class other than those for which the time prescribed for curing the condition or recommendation has not passed.
          3.25 Scheduled Collateral. The equipment listed on Schedule 3.25 will be included in Appraised FMV based on its appraised value, or in the case of such equipment that has not been appraised, its invoiced cost.
          3.26 Solvency. Each Group Member is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Intercreditor Agreement, executed and delivered by the Borrower, the Collateral Agent and the administrative agent under the ABL Revolving Credit Agreement.
     (b) Collateral Assignments. The Administrative Agent shall have received the Collateral Assignments, executed and delivered by the Borrower in favor of the Collateral Agent.
     (c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2004, 2005 and 2006 fiscal years and (iii) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections that have been provided to the Administrative Agent since December 31, 2006.
     (d) Projections. The Borrower and the Administrative Agent shall have no reason to believe that the Projections delivered by the Borrower to the Administrative

Agent prior to the Closing Date shall have become incorrect or misleading in any material respect as of the Closing Date.
     (e) Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
     (g) Fees. The Lenders and each Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, as set forth in the Mandate Letter. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Bracewell & Giuliani LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of
Exhibit F-1;
     (ii) the legal opinion of R. Joshua Koch, Jr., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;
     (iii) the legal opinion of Lugenbuhl, Wheaton, Peck, Rankin & Hubbard, a Law Corporation.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock (if any) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form to the satisfaction of the Administrative Agent for filing, registration or recordation.
     (l) Vessel Mortgages. (i) The Administrative Agent and the Collateral Agent shall have received a Vessel Mortgage in form and substance satisfactory to the Administrative Agent with respect to each Mortgaged Vessel, executed and delivered by a duly authorized officer of each party thereto.
     (ii) The Administrative Agent shall have received a copy of all recorded documents with respect to the Mortgaged Vessels, including that each of such Mortgaged Vessels which is flagged in the United States remains eligible to operate in the coastwise trade of the United States and is covered by a valid Certificate of Documentation issued by the United States Coast Guard in the name of the Borrower and endorsed for the coastwise trade.
     (m) Asset Appraisal. The Administrative Agent shall have received a satisfactory appraisal with respect to all vessels and certain property, plant and equipment of the Borrower and its Subsidiaries dated no earlier than March, 2007;
     (n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.
     (o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.
     (p) FMV Appraisal. Aggregate Exposure of all Lenders is not greater than 80.0% of the Appraised FMV.
          4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any Borrowing Date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) Material Adverse Effect. There shall have occurred no event that could reasonably be expected to have a Material Adverse Effect.
     (d) Notice of Borrowing together with a compliance certificate executed by the Chief Financial Officer of the Borrower demonstrating pro forma compliance in the form attached as Annex 1 to such Notice of Borrowing.
     (e) No Change in applicable laws, regulations, rules or in the interpretations thereof shall have occurred which make it unlawful for any Group Member to make any payment as required by the Loan documents.
     (f) Appraised FMV. Aggregate Exposure of all Lenders is not greater than 80.0% of the Appraised FMV as most recently determined in accordance with the provisions of this Agreement.
Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, by such date as may be required by the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Domestic Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, if earlier, by such date as may be required by the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Domestic Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
          5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 6.1, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet of the Borrower and its Domestic Subsidiaries as of the end of the current fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Domestic Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          5.4 Acknowledgements. The Borrower shall deliver to the Administrative Agent acknowledgements of the Collateral Assignments executed by the Shipyard and the Refund Guarantor within 30 days of the Closing Date.
          5.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.6 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. Without limiting the foregoing, the Borrower shall maintain the Mortgaged Vessels, and shall procure and maintain insurance on the Mortgaged Vessels, as required in the Vessel Mortgages.

          5.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) in the case of the Borrower and its Domestic Subsidiaries, permit representatives of the Agents or any Lender to visit and inspect any of its properties (including the Mortgaged Vessels) and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Domestic Subsidiaries with officers and employees of the Group Members and with their independent certified public accountants.
          5.8 Notices. Promptly give notice to the Agents and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.9 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case where failure to do so could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided that no Group Member shall be required to undertake any such action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves are being maintained with respect to such circumstances in accordance with GAAP.
          5.10 Annual Appraisal; Vessel Utilization. (a) Borrower shall deliver to the Administrative Agent on each anniversary of the Closing Date a FMV Appraisal of each vessel then subject to a Vessel Mortgage and each piece of equipment on Schedule 3.25. FMV Appraisal shall be prepared by an appraiser reasonably acceptable to the Administrative Agent. The Administrative Agent may request the Borrower to obtain additional FMV Appraisals as to each vessel or piece of equipment at any time; provided however the Borrower shall not be responsible for the costs or expenses of more than two FMV Appraisals in any one year period. The Appraised FMV shall be calculated using the most recent FMV Appraisal provided hereunder for any Mortgaged Vessel or piece of equipment.
          (b) Borrower shall provide a FMV Appraisal for any vessel acquired by any Group Member and made subject to a Vessel Mortgage after the Closing Date prior to the date such vessel is acquired with the proceeds of any Loan made pursuant to the provisions of this Agreement but in any event within two months after the acquisition date.
          (c) Within 45 days after the end of each Quarterly Calendar Period, the Borrower shall deliver to the Administrative Agent a report as to each vessel then subject to a Vessel Mortgage as to the following:
          (i) Location of vessel
          (ii) Vessel subject to charter as to duration of charter; charterer; daily charter hire; days utilized during such prior Quarterly Calendar Period.
          5.11 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (w) any property excluded pursuant to Section 3 of the Guarantee and Collateral Agreement, (x) any property described in paragraph (b), (c), (d) or (e) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) property acquired by any Foreign Subsidiary) as to which the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent and necessary or advisable to grant to the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 6.3(g) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Real Property Mortgage, in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Real Property Mortgage, in the case of third-party agreements, to the extent the Borrower is able to obtain the same from the applicable third party, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any interest in any vessel having a value of at least $500,000 acquired or constructed after the Closing Date by any Group Member (other than (x) any such vessel subject to a Lien expressly permitted by Section 6.3(g) and (y) any vessel acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Vessel Mortgage, in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, covering such vessel and such other documentation related thereto as requested by the Administrative Agent, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (d), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions that the Administrative Agent deems necessary or advisable to grant to the Collateral Agent for its benefit and the benefit of the Administrative Agent and the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral

Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent and the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (e) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          5.12 Interest Rate Hedge Agreements. Within sixty days of the Closing Date, the Borrower shall have entered into interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, swaptions or other interest rate hedging agreements (any such agreement, an “Interest Rate Hedge Agreement”) with the Administrative Agent, or any other Person reasonably acceptable to the Administrative Agent, limiting fluctuations of the interest rate on a notional amount of not less than the lesser of (a) 50% of the Commitment and (b) the amount of the Commitment that has been advanced as of such date. After the Closing Date, the Borrower will increase its Interest Rate Hedge Agreement on a quarterly basis until 50% of the Commitment is hedged on the Term Out Date.
          5.13 Commitment Fee. The Borrower shall pay an amount equal to the Commitment Fee times the average daily Unutilized Commitment for the applicable Quarterly Calendar Period, during any Quarterly Calendar Period prior to the Term Out Date during which there is any Unutilized Commitment, which payment shall be due on the last Business Day of such Quarterly Calendar Period.
          5.14 Perfection. The Borrower shall use commercially reasonable efforts to take such actions as may be reasonably requested by the Collateral Agent (taking into consideration the cost of compliance and the benefits to be provided to the Collateral Agent thereby) to perfect the interest of the Collateral Agent in the owner furnished equipment used in the construction of the Superior Achiever and/or the Superior Achiever under the laws of The Netherlands.
SECTION 6. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Domestic Subsidiaries to:
          6.1 Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 2.0 to 1.
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 5.0 to 1.0.
          (c) Minimum Value Ratio. At the last day of any fiscal quarter of the Borrower, permit the Value Ratio to be less than the ratio set forth below for the applicable fiscal quarter (the “Minimum Value Ratio”):

Fiscal Quarter	Value Ratio
Before and on the Term Out Date	1.2:1

thereafter	2.0:1
          6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
     (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Domestic Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (e) Reserved;

     (f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $2,000,000 in any fiscal year of the Borrower at any time outstanding;
     (g) Indebtedness in respect of the ABL Revolving Credit Agreement in an aggregate principal amount not to exceed $30,000,000 (with an additional $25,000,000 for cash-secured letters of credit) at any one time outstanding, provided that such amount may be increased to $45,000,000 (with an additional $25,000,000 for cash-secured letters of credit);
     (h) Guarantee Obligations incurred by the Borrower of obligations of Subtech in an aggregate amount not to exceed $2,000,000;
     (i) Charter Obligations of the Borrower and its Domestic Subsidiaries in an aggregate amount not to exceed $10,000,000;
     (j) Indebtedness of the Borrower or any of its Domestic Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, and similar obligations, in each case provided in the ordinary course of business;
     (k) additional Indebtedness of the Borrower or any of its Domestic Subsidiaries in an aggregate principal amount (for the Borrower and all such Subsidiaries) not to exceed $5,000,000 at any one time outstanding; and
     (l) financing of insurance premiums in the ordinary course of business, in an amount not to exceed $5,000,000 at any one time outstanding.
          6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Domestic Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, landlords’ or other like Liens arising in the ordinary course of business, including common law maritime Liens or Liens under the Federal Maritime Lien Act or similar state statutes, in each case that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) (i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 7;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Domestic Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any other Domestic Subsidiary incurred pursuant to Section 6.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) Liens (i) created pursuant to the ABL Revolving Credit Documentation, provided, that the Collateral Agent shall have a first priority Lien on all assets subject to such Liens (other than the ABL Priority Collateral (as defined in the Intercreditor Agreement), over which the Collateral Agent shall have a second priority Lien) pursuant to the Security Documents and (ii) consisting of cash collateral securing letters of credit permitted under Section 6.2(g);
     (j) any interest or title of a lessor under any lease entered into by the Borrower or any Domestic Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (k) Liens (i) for salvage or general average, (ii) of a maritime nature incurred in the ordinary course of business of the Borrower or any Domestic Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, and (iii) arising under any vessel charter, in each case for amounts that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings; and
     (l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Domestic Subsidiaries) $1,500,000 at any one time.

          6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Domestic Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);
     (b) any Domestic Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5;
     (c) any Investment expressly permitted by Section 6.8, which may be structured as a merger, consolidation or amalgamation; and
     (d) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Domestic Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by clause (i) of Section 6.4(b);
     (d) the sale or issuance of any Domestic Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Domestic Subsidiary; and
     (f) the Disposition of other property having a fair market value not to exceed $3,000,000 in any fiscal year of the Borrower thereafter, provided, that the consideration for any such Disposition shall be at least 80% cash.
          6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member or any Subordinated Debt of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
     (a) any Domestic Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $250,000 in any fiscal year of the Borrower; and
     (c) the Borrower may acquire Capital Stock of the Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.
          6.7 Capital Expenditures. Commencing fiscal year 2007, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Domestic Subsidiaries in the ordinary course of business not exceeding in the aggregate $40,000,000 for any fiscal year, in each case, exclusive of any Reinvestment Deferred Amounts and all Capital Expenditures attributable to the Superior Achiever and related equipment to the extent purchased or refinanced with the proceeds of the Term Loans.
          6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 6.2;
     (d) loans and advances to employees of the Borrower or any Domestic Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses and the purchase of residences to facilitate employees relocations) in an aggregate amount for the Borrower and all Domestic Subsidiaries not to exceed $500,000 at any one time outstanding;
     (e) intercompany Investments by the Borrower or any Domestic Subsidiary in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; and

     (f) Investments in an aggregate amount (valued at cost) not to exceed $3,000,000 consisting of payments of cash or Capital Stock to Subtech (or to the sellers thereof) made on or prior to the third anniversary of the Closing Date with respect to the acquisition of Subtech;
     (g) Investments of any Person existing at the time such Person becomes a Domestic Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Domestic Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Domestic Subsidiary or of such merger;
     (h) Investments received in connection with the dispositions of assets permitted by Section 6.5; and
     (i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Domestic Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement.
          6.9 Transactions with Affiliates. Except with respect to (x) Investments permitted pursuant to Section 6.8(d), Section 6.8(e) and Section 6.8(f), and (y) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors, and (z) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or relevant Domestic Subsidiary, and (c) upon fair and reasonable terms no less favorable to the Borrower or relevant Domestic Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          6.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member (other than any Foreign Subsidiary) of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
          6.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Domestic Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Domestic Subsidiary.

          6.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          6.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member (other than any Foreign Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the ABL Revolving Credit Documentation and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
          6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Domestic Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Domestic Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Domestic Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Domestic Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Domestic Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the ABL Revolving Credit Documentation and (iii) any restrictions with respect to a Domestic Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Domestic Subsidiary.
          6.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
          6.16 Coastwise Citizenship. In no event the Borrower or any Loan Party take any action, or acquiesce in the taking of any action, that might reasonably be expected to impair the status of Borrower as a citizen of the United States within the meaning of 46 U.S.C. Section 50501.
          6.17 Modifications. No Group Member (other than any Foreign Subsidiary) shall agree to any modification, amendment or supplement to any instrument evidencing Subordinated Debt of such Group Member without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld.)
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4, clause (i) or (ii) of Section 5.5(a) (with respect to the Borrower only), Section 5.8(a) or Section 6 of this Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) (i) any Group Member shall (x) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans, any Charter Obligations and any Swap Agreements) on the scheduled or original due date with respect thereto; or (y) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (z) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or administrative agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or (ii) there occurs under any Swap Agreement an Early Termination Date (or similar concept) (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (or similar concept) (as defined in such Swap Agreement) or (B) any Termination Event (or similar concept) (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (or similar concept) (as so defined); provided, that a default, event or condition described in clause (i)(x), (y) or (z) or clause (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i)(x), (y) and (z) and clause (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or
     (f) any Event of Default (as defined in the ABL Revolving Credit Agreement) shall have occurred and be continuing; or

     (g) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except as permitted by the terms of such Security Document; or
     (k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (l) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Louis E. Schaefer, Jr. and his Affiliates, shall become, or obtain rights (whether by means or warrants options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Capital Stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of continuing directors.
     (m) the Liens created under the ABL Revolving Credit Documentation (other than the Liens on the ABL Priority Collateral (as defined in the Intercreditor Agreement)) shall cease, for any reason, to be validly subordinated to the Liens securing the obligations under the Loan Documents as provided in the Intercreditor Agreement or any Loan Party or any Affiliate of a Loan Party shall so assert in writing;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 8. THE AGENTS
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender and Fortis Capital Corp. as Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable.
          8.2 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Related Parties under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Each Loan Party will furnish such information about the Collateral, the Loan Parties and any other information the Collateral Agent deems necessary to exercise any of the rights and powers vested in it by the Loan Documents as the Collateral Agent may reasonably request from time to time.
          8.4 Reliance by Agents. The Agents and their Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents and their Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such written advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents and their Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders) (or in the case of the Collateral Agent, as may be directed in writing by the Administrative Agent); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or any of their Related Parties.
          8.7 Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          8.9 Successor Agents. The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 10 days’ notice to the Lenders and the Borrower. If either the Administrative Agent or the Collateral Agent shall resign in such capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent as the case may be, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 10 days following a retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent or Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 8 and of Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.
          8.10 Collateral Matters, Collateral Agent’s Duties. The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, traders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC Financing or Continuation Statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property. In addition, each of the Lenders and the Administrative Agent irrevocably appoints the Collateral Agent to act as “Term Collateral Agent” under the Intercreditor Agreement and authorizes the Collateral Agent, acting as “Term Collateral Agent”, to execute the Intercreditor Agreement and each of the Lenders and the Administrative Agent agrees to be bound by the terms thereof. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by the Collateral Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
          8.11 Execution of Credit Documents. The Lenders hereby empower and authorize each Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents, the Intercreditor Agreement and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Credit Documents. Each Lender agrees that any action taken by any Agent or the Required Lenders in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by any Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall he binding upon all of the Lenders.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent or the Collateral Agent without the written consent of the Administrative Agent or the Collateral Agent, as the case may be. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. In addition, any amendment or modification to the number or title of the officers required to execute any Notice of Borrowing (as provided in Section 2.3) must be executed by such officers as would be required to execute any Notice of Borrowing (before giving effect to such amendment or modification).
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Superior Offshore International, Inc.
717 Texas Avenue, Suite 3150
Houston, TX 77002
Attention: Jim Mermis
Copy to: Joshua Koch
Roger Burks
Telecopy: 713-910-1881
Telephone: 713-910-1875

Administrative Agent:	Fortis Capital Corp.
520 Madison Avenue
3rd Floor
New York, NY 10022
Attn: Joe Maxwell
Telecopy: 212-340-5370
Telephone: 212-340-5377
Email: Joseph.Maxwell@us.fortis.com

Collateral Agent:	Fortis Capital Corp.
520 Madison Avenue
3rd Floor
New York, NY 10022
Attn: Joe Maxwell
Telecopy: 212-340-5370
Telephone: 212-340-5377
Email: Joseph.Maxwell@us.fortis.com
provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and the Collateral Agent, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Roger Burks, Superior Offshore International, Inc., 717 Texas Avenue, Suite 3150, Houston, TX 77002 (Telephone No. 713-910-1875) (Telecopy No. 713-910-1881) at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or (f) has occurred and is continuing, any other Person; and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $3,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          9.13 Acknowledgements. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.
          9.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 (which shall be confirmed in writing to the Collateral Agent by the Administrative Agent, and the Collateral Agent shall be entitled to conclusively rely on) or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          9.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent, the Collateral Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          9.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUPERIOR OFFSHORE INTERNATIONAL, INC.

By:	/s/ Roger D. Burks

Name: Roger D. Burks
Title: Chief Financial Officer

FORTIS CAPITAL CORP., as Administrative Agent and as a Lender

By:	/s/ Svein Engh

Name: Svein Engh
Title: Managing Director

By:	/s/ Joseph Maxwell

Name: Joseph Maxwell
Title: Senior Vice President

FORTIS CAPITAL CORP., as Collateral Agent

By:	/s/ Svein Engh

Name: Svein Engh
Title: Managing Director

By:	/s/ Joseph Maxwell

Name: Joseph Maxwell
Title: Senior Vice President
Signature Page to Term Loan Credit Agreement

SCHEDULES

Schedule 1.1A	-	Commitments
Schedule 1.1B	-	Mortgaged Vessels
Schedule 3.4	-	Consents, Authorizations, Filings and Notices
Schedule 3.15-	-	Subsidiaries
Schedule 3.19(a)	-	UCC Filing Jurisdictions
Schedule 3.19(b)	-	Vessel Mortgage Filing Jurisdictions
Schedule 3.22	-	Vessels
Schedule 3.24	-	Vessel Classification
Schedule 3.25	-	Scheduled Collateral
Schedule 6.2(d)	-	Existing Indebtedness
Schedule 6.3(f)	-	Existing Liens

SCHEDULE 1.1A
COMMITMENTS

NAME OF LENDER	COMMITMENT AMOUNT
Fortis Capital Corp.	$60,000,000.00

SCHEDULE 1.1B
MORTGAGED VESSELS
Vessel Name
Gulf Diver III
Gulf Diver IV
Gulf Diver V
Gulf Diver VI
Superior Endeavor

SCHEDULE 3.4
CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES
None.

SCHEDULE 3.15
SUBSIDIARIES
As of the date of the Credit Agreement:
Superior Subsea Holdings Ltd. (Cayman Islands – 100% of stock owned by Superior Offshore International, Inc.)
Superior Subsea Personnel Services Ltd. (Cayman Islands – 100% of stock owned by Superior Subsea Holdings Ltd.)
Superior Subsea Contractors Ltd. (Cayman Islands – 100% of stock owned by Superior Subsea Holdings Ltd.)
Subtech Offshore (PTY) Ltd. (South Africa – 100% of stock owned by Superior Subsea Holdings Ltd.)

SCHEDULE 3.19(a)
UCC FILING JURISDICTIONS
Delaware- Secretary of State

SCHEDULE 3.19(b)
VESSEL MORTGAGE FILING JURISDICTIONS
For U.S. vessels: United States Coast Guard, National Vessel Documentation Center
For Vanuatu vessels: Republic of Vanuatu, Deputy Commissioner of Maritime Affairs — New York

SCHEDULE 3.22
VESSELS

			Jurisdiction of		Date and
	Official		Registration		Location of
Vessel Name	Number	Owner	(Flag)	Laid Up	Layup
Gulf Diver III	576020	Superior Offshore International, Inc.	United States	No	N/A

Gulf Diver IV	553457	Superior Offshore International, Inc.	United States	Yes	Until After August 2007/Bollingers – Amelia, LA

Gulf Diver V	555837	Superior Offshore International, Inc.	United States	No	N/A

Gulf Diver VI	589812	Superior Offshore International, Inc.	United States	No	N/A

Superior Endeavor	1646	Superior Offshore International, Inc.	Republic of Vanuatu	No	N/A

SCHEDULE 3.24
VESSEL CLASSIFICATION

Vessel	Classification/Rating
Gulf Diver III	N/A (not classed; carry ABS Load Line only)

Gulf Diver IV	Laid Up

Gulf Diver V	*A1, *AMS

Gulf Diver VI	N/A (not classed; carry ABS Load Line only)

Superior Endeavor	*1A1

SCHEDULE 3.25
SCHEDULED COLLATERAL

Equipment	Fair Market Value
Triton XLS 150 HP Heavy Workclass ROV System(1)	$4,089,216
Triton XLS 150 HP ROV System(1)	$3,849,258
Portable Satellite System	$7,750,000
Portable Satellite System	$6,250,000
Kobelco 160-ton Hydraulic Crawler Crane(1)	$ 865,500

(1)	FAIR MARKET VALUE EQUAL TO INVOICED PURCHASE PRICE.

SCHEDULE 6.2(d)
EXISTING INDEBTEDNESS
None.

SCHEDULE 6.3(f)
EXISTING LIENS
None.

EXHIBIT A
FORM OF GUARANTEE
AND COLLATERAL AGREEMENT

EXHIBIT B
FORM OF
COMPLIANCE CERTIFICATE
     This Compliance Certificate is delivered pursuant to Section 5.2(b) of the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     1. I am the duly elected, qualified and acting [___] of the Borrower.
     2. I have reviewed and am familiar with the contents of this Certificate.
     3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].
     4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1, 6.2, 6.3, 6.5, 6.6, 6.7 and 6.8 of the Credit Agreement.
          IN WITNESS WHEREOF, I have executed this Certificate this ___day of ___, 20___.

Name:
Title:

Attachment 1
to Compliance Certificate
[ATTACH FINANCIAL STATEMENTS]

Attachment 2
to Compliance Certificate
          The information described herein is as of ___, ___, and pertains to the period from ___, ___to ___ ___, ___.
[SET FORTH FINANCIAL COVENANT CALCULATIONS]

EXHIBIT C
FORM OF
CLOSING CERTIFICATE
          Pursuant to Section 4.1(h) of the Credit Agreement, dated as of June 19 , 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [___] of the Borrower hereby certifies as follows:
     1. The representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. R. Joshua Koch, Jr. is the duly elected and qualified Corporate Secretary of the Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.
     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.
     4. The conditions precedent set forth in Section 4.1 of the Credit Agreement were satisfied as of the Closing Date.
          The undersigned Secretary of the Borrower certifies as follows:
     5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower.
     6. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower on June 19, 2007; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only limited liability company proceedings of the Borrower now in force relating to or affecting the matters referred to therein.
     8. Attached hereto as Annex 2 is a true and complete copy of the Amended and Restated Certificate of Incorporation of the Borrower as in effect on the date hereof.

2
     9. Attached hereto as Annex 3 is a true and complete copy of the Bylaws of the Borrower, as amended to date, as in effect on the date hereof.
     10. The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party:

Name	Title	Signature

Louis E. Schaefer, Jr.	Chairman of the Board

James J. Mermis	President and Chief Executive Officer

Roger D. Burks	Chief Financial Officer

R. Joshua Koch, Jr.	Secretary and Senior Vice President

John F. Guarisco	Treasurer and Controller

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

SUPERIOR OFFSHORE	SUPERIOR OFFSHORE
INTERNATIONAL, INC.	INTERNATIONAL, INC.

By:	By:	R. Joshua Koch, Jr.

Name:	Title:	Secretary and Senior Vice President

Title:
Date: June [__], 2007

ANNEX 1
BOARD RESOLUTIONS

ANNEX 2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ANNEX 3
BYLAWS

EXHIBIT D
FORM OF VESSEL MORTGAGE

EXHIBIT E
FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
     2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
     3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15(d) of the Credit Agreement.
     4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
     6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance with respect to
the Credit Agreement, dated as of June 19, 2007,
among Superior Offshore International, Inc. (the “Borrower”),
the Lenders party thereto, the Collateral Agent named
therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”)
Name of Assignor: Fortis Capital Corp.
Name of Assignee: _______________________
Effective Date of Assignment: _________________

Principal
Credit Facility Assigned	Amount Assigned	Commitment Percentage Assigned
	$	_____.__________ %

[Name of Assignee]	FORTIS CAPITAL CORP.

By:	By:

Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

FORTIS CAPITAL CORP.,	SUPERIOR OFFSHORE
as Administrative Agent	INTERNATIONAL, INC.

By:	By:

Title:	Title:

FORTIS CAPITAL CORP., as
Administrative Agent

By:

Title:

EXHIBIT F-1
FORM OF LEGAL OPINION OF
BRACEWELL & GIULIANI LLP

EXHIBIT F-2
FORM OF LEGAL OPINION
R. JOSHUA KOCH

EXHIBIT G
FORM OF EXEMPTION CERTIFICATE
          Reference is made to the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp.., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. ___ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.15(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
          1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.
          2. The Non-U.S. Lender is not a “Lender” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
     (a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a Lender in any jurisdiction; and
     (b) the Non-U.S. Lender has not been treated as a Lender for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
          3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.
          4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
          IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:

Name:
Title:
Date:

EXHIBIT H
FORM OF INTERCREDITOR AGREEMENT

EXHIBIT I
FORM OF
COMMITMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Lender or New Lender is providing this certificate pursuant to Section 2.2(d) of the Credit Agreement.
ARTICLE I
AGREEMENT OF THE [NEW] LENDER
     1.1 Commitment and Acceptance. [The Lender agrees that on ___, 20___ (the “Effective Date”), its Commitment will be increased by $___ thereby making the amount of its Commitment $___.] [The New Lender agrees that on ___, 20___ (the “Effective Date”), it hereby shall become a party to the Credit Agreement as a Lender thereunder with a Commitment equal to $___]
     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement.

NAME OF [NEW] LENDER

By:

Name:
Title:
Date: ___________________

EXHIBIT J
FORM OF NOTICE OF BORROWING/CONVERSION/CONTINUATION

To:	Fortis Capital Corp., as Administrative Agent
Attn: Joe Maxwell
520 Madison Avenue, 3rd Floor
New York, NY 10022
Telephone: (212) 340-5377
Telecopy: (212) 340-5370
     Reference is hereby made to the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SUPERIOR OFFSHORE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, FORTIS CAPITAL CORP., as Collateral Agent, and FORTIS CAPITAL CORP., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
     The Borrower hereby gives notice to the Administrative Agent that Term Loans of the type and amount set forth below are requested to be made, continued, or converted (as applicable) on the date indicated below:
___ A borrowing of Term Loans
___ A conversion of Term Loans
___ A continuation of Term Loans
(i) On                     (a Business Day).
(ii) In the amount of $                     .
(iii) Comprised of                      .
[ABR or Eurodollar Loan]
     For Eurodollar Rate Loans: with an Interest Period of ________ month(s).
     [Instructions for disbursement of funds: To be added by Borrower, if applicable]
     [Please make loan proceeds available to the following account of the Borrower:
JPMorgan Chase Bank, N.A. (Louisiana)
ABA Routing Number 065400137
Operating Account Number 708052568]

SUPERIOR OFFSHORE INTERNATIONAL, INC.

By:

Name:

Title:

By:

Name:

	Title:	[1]

DATE: June ___, 2007

[1]	Second signature required only for borrowings.

ANNEX 1
COMPLIANCE CERTIFICATE2
          This Compliance Certificate is delivered pursuant to Section 4.2(d) of the Credit Agreement, dated as of June 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Superior Offshore International, Inc. (the “Borrower”), the Lenders party thereto, the Collateral Agent named therein and Fortis Capital Corp., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     5. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.
     6. I have reviewed and am familiar with the contents of this Certificate.
     7. Attached hereto as Attachment 1 are the computations demonstrating pro forma compliance with Section 6.1 of the Credit Agreement, giving effect to the borrowing requested in connection herewith.
         IN WITNESS WHEREOF, I have executed this Certificate this ___day of ___, 20___.

Roger Burks
Chief Financial Officer

[2]	To be used in connection with a borrowing of Term Loans

Attachment 1
to Compliance Certificate
          The information described herein is as of ___ ___, ___, and pertains to the period from ___ ___, ___ to ___ ___, ___.
[Set forth Financial Covenant Calculations ]